Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Jim Harp, CFO
05-016		Hornbeck Offshore Services
Temporary: (281) 681-5943

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / (713) 529-6600

Hornbeck Offshore Reports No Vessel Damage or

Lost Revenue From Hurricane Katrina

Temporary Executive Offices Have Been Established

August 31, 2005 – The Woodlands, TX – Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it has experienced no damage to any of its vessels as a result of Hurricane Katrina, including those currently under construction or conversion in various Gulf of Mexico shipyards. In addition, the storm had no impact on the Company’s vessel charters. The Company’s new generation offshore supply vessel fleet continues to operate at pre-storm levels of 100% utilization.

Preliminary assessments indicate that no physical damage has occurred to the Company’s corporate headquarters in Covington, LA; however, the surrounding area is currently without electrical power, Internet connectivity and telecommunications service. Pending reinstatement of operational utilities, Hornbeck executives have established temporary offices at the offices of the Company’s legal counsel and can be reached during normal business hours at the following address and phone numbers:

Winstead Sechrest & Minick P.C.

1450 Lake Robbins Drive, Suite 600

The Woodlands, TX 77381

(281) 681-5900 — Main Switchboard

(281) 681-5901 — Facsimile

(281) 681-5912 — Todd Hornbeck, CEO

(281) 681.5940 — Carl Annessa, COO

(281) 681-5943 — Jim Harp, CFO

103 Northpark Boulevard, Suite 300	Phone:(985) 727-2000
Covington, Louisiana 70433	Fax:(985) 727-2006

In addition, Hornbeck executives may be reached after-hours, and all other Hornbeck personnel can be reached anytime for customer or vendor inquiries, through Robin Morris at the Company’s Brooklyn, NY office at (718) 625-0003.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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17924-1 8/30/2005